EXHIBIT 99.1

For immediate release
NASDAQ Stock Market:	MCBC

Dr. Michael K. Le Roy to serve on Macatawa Bank Corporation Board

Holland, Michigan, December 17, 2015 – Macatawa Bank Corporation (NASDAQ: MCBC) announced that Dr. Michael K. Le Roy has been appointed to the Board of Directors of Macatawa Bank Corporation and Macatawa Bank.

Dr. Le Roy is the President of Calvin College. Dr. Le Roy joined Calvin College in 2012, after serving as the Executive Vice President, Academic Affairs and Dean of Faculty for Whitworth University and earlier as a department chair and associate professor of political science and international relations at Wheaton College. Dr. Le Roy has been a speaker at the Council of Independent Colleges, the American Council on Education, and the Council for Christian Colleges and Universities on themes of organizational effectiveness, change management, governance, transparency, risk, and crisis management. He has also presented at continuing education seminars on governance, higher education finance, risk management, and audit. Dr. Le Roy is currently also a member of the board of directors of Michigan Independent Colleges and Universities.

Macatawa Bank Corporation’s Chairman of the Board, Richard L. Postma, commented, “We are very pleased to welcome Dr. Le Roy to our Board of Directors. Dr. Le Roy is a well-known and well-respected member of the West Michigan community. His insights on the fast changing world of higher education will assist the Board in its strategic response to a similar rapid pace of change in the banking industry. We are delighted that Dr. Le Roy has accepted this appointment while continuing to serve as President of Calvin College.”

About Macatawa Bank

Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been awarded for its exceptional commitment to service by readers of the Holland Sentinel as the “Best Bank on the Lakeshore” since 2002, and “Best Bank in Grand Rapids” by readers of Grand Rapids Magazine since 2009. The bank has also been recognized for the past four consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For.” For more information, visit www.macatawabank.com.

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